SHAREHOLDER MEETING (Unaudited)

On February 2, 1997, a special shareholder meeting was held at which the eleven Trustees identified below were elected, the selection of KPMG Peat Marwick LLP as the independent certified public accountants and auditors of the Fund for the fiscal year beginning October 1, 1997 was ratified (Proposal No.
1), the proposed change in the Investments Advisory Agreement between the Fund and OppenheimerFunds, Inc. was approved (Proposal No. 2), the Fund's Class B 12b-1 Distribution and Service Plan was approved by Class B shareholders (Proposal No. 3), and the Fund's Class C 12b-1 Distribution and Service Plan was approved by Class C shareholders (Proposal No. 4) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

                                                                                      BROKER
NOMINEE/PROPOSAL          FOR                AGAINST          WITHHELD/ABSTAIN        NON-VOTES     TOTAL
------------------------------------------------------------------------------------------------------------------
TRUSTEES
Leon Levy                 46,199,095.781     793,280.641                                768,462     46,992,376.422
Robert G. Galli           46,479,003.899     513,372.523                                768,462     46,992,376.422
Benjamin Lipstein         46,348,371.078     644,005.344                                768,462     46,992,376.422
Bridget A. Macaskill      46,472,809.433     519,566.989                                768,462     46,992,376.422
Elizabeth Moynihan        46,373,234.984     619,141.438                                768,462     46,992,376.422
Kenneth A. Randall        46,446,896.976     545,479.446                                768,462     46,992,376.422
Edward V. Regan           46,461,082.196     531,294.226                                768,462     46,992,376.422
Russell S. Reynolds, Jr.  46,257,087.547     717,288.875                                768,462     46,992,376.422
Donald W. Spiro           46,379,802.554     594,573.868                                768,462     46,992,376.422
Pauline Trigere           46,261,214.949     731,161.473                                768,462     46,992,376.422
Clayton K. Yeutter        46,272,647.720     719,728.702                                768,462     46,992,376.422
Proposal No. 1            43,693,690.505     363,644.207      1,637,136.268           1,821,129     45,694,490.980
Proposal No. 2            42,337,425.188     856,345.364      2,524,876.601           1,821,133     45,718,647.153
Proposal No. 3             6,925,315.483     224,313.953        458,519.620           2,748,378      7,608,149.056
Proposal No. 4               309,131.462       8,356.534         29,191.918             142,589        346,679.914
